AMENDMENT TO
CLASS A DISTRIBUTION PLAN

CLASS C DISTRIBUTION PLAN

CLASS R DISTRIBUTION PLAN

This Amendment, dated as of May 14, 2020 is to the Class A Distribution Plan, Class C Distribution Plan and Class R Distribution Plan, as applicable, each as amended and/or restated to date (each, a “Plan” and together, the “Plans”), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by each registered open-end investment company identified on Schedule A (each, an “Investment Company”) for the Class A, Class C and Class R shares, respectively (each, a “Class” and together, the “Classes”), of such Investment Company or, where applicable, its separate series identified on Schedule A (each, a “Series”).

WITNESSETH:

WHEREAS, the Board of Trustees of each Investment Company wishes to amend the Plans for the respective Classes of the Investment Company or its Series as provided herein; and

WHEREAS, the Board of Trustees of each Investment Company, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Investment Company and who have no direct or indirect financial interest in the operation of the Plans or in any of the agreements related to the Plans, approved the following amendment at a meeting on May 14, 2020.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree that each Plan is amended to include a new appropriately numbered paragraph at the end of the Plan as follows:

Where the effect of a requirement of the 1940 Act reflected in any provision of the Plan is revised by rule, interpretation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, interpretation or order.

[Signature page follows.]

4391256v.1

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each Investment Company, on behalf of its Classes or the Classes of its Series, and Franklin/Templeton Distributors, Inc. as of the date set forth above.

Each Investment Company and, as applicable, each Series listed on Schedule A

By: /s/STEVEN J. GRAY

Name: Steven J. Gray
Title:   Vice President and Secretary

Franklin/Templeton Distributors, Inc.

By: /s/DAN O’LEAR

Name: Dan O’Lear
Title:   President

4391256v.1

Schedule A

Investment Company and Series	Class
Franklin Value Investors Trust
Franklin MicroCap Value Fund	A
Franklin Mutual U.S. Value Fund	A, C, R
Franklin Small Cap Value Fund	A, C, R

Franklin Mutual Series Funds
Franklin Mutual Beacon Fund	A, C, R
Franklin Mutual European Fund	A, C, R
Franklin Mutual Financial Services Fund	A, C
Franklin Mutual Global Discovery Fund	A, C, R
Franklin Mutual Quest Fund	A, C, R
Franklin Mutual Shares Fund	A, C, R

Franklin Alternative Strategies Funds
Franklin K2 Alternative Strategies Fund	A, C, R
Franklin K2 Long Short Credit Fund	A, C, R